Exhibit 99.1

[NATUS LOGO]

COMPANY CONTACT:	INVESTOR CONTACTS:
Natus Medical Incorporated	Lippert/Heilshorn & Associates
Glenn A. Bauer	Bruce Voss (bvoss@lhai.com)
Chief Financial Officer	Jody Cain (jcain@lhai.com)
(650) 802-0400	(310) 691-7100
www.natus.com	www.lhai.com

NATUS MEDICAL TO REDUCE OPERATING COSTS

SAN CARLOS, Calif. (September 30, 2002) – Natus Medical Incorporated (Nasdaq NM: BABY), a leading provider of products used to identify and monitor common medical disorders that may occur from the time of conception to a baby’s first birthday, today announced cost reduction initiatives intended to bring the Company’s operating expenses in line with anticipated revenues. The Company’s new cost structure is expected to support its core business strategy and to assist the company in achieving profitability, which the Company expects to achieve beginning in mid-2003.

These initiatives, implemented in the third and fourth quarters, are expected to significantly reduce operating costs going forward. In connection with these cost reduction initiatives, the Company expects to record a non-recurring charge of between $250,000 and $300,000 during the quarter ending September 30, 2002.

Among the initiatives is a workforce reduction of approximately 14% of headcount. Additional savings are expected to come from reducing costs of outside consultants and other discretionary expenses. The Company also anticipates that it will streamline operations by combining its research and development and engineering divisions and, in connection, has eliminated the position of vice president of engineering.

“We have planned these initiatives with a view to aligning our operations and expenses with our expected revenues, without impacting our important ALGO® newborn hearing screener sales or customer service functions. We intend to continue our product development programs, including CO-Stat® End Tidal Breath Analyzer clinical trials. However, in light of a maturing domestic market for neonatal hearing testing, continued uncertain demand in international markets for our core Natus ALGO® product line as well as a slower-than-expected sales ramp of our Natus CO-Stat® product, we are taking this assertive action to put us on the right path,” said Tim Johnson, Natus Medical’s president and chief executive officer.

“Natus had approximately $48.2 million in cash and cash equivalents on August 31, 2002,” added Mr. Johnson. “We are taking these measures because we believe they are in the best long-term interest of our customers and our stockholders.”

Natus develops, manufactures and markets easy-to-use medical products for the detection and management of common disorders in babies. Natus is a market leader in sales of Newborn Hearing Screening equipment. Natus also manufactures and distributes MiniMuffs® Neonatal Noise Attenuators and the CO-Stat® End Tidal Breath Analyzer, a technology that non-invasively detects the rate of hemolysis in newborns, an important tool in the management of neonatal jaundice. Natus sells and supports its products domestically through direct field sales representatives and clinical educators. Natus products are distributed by its wholly owned subsidiaries in Japan and in the U.K. and have been distributed in 20 other countries. Additional information can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions, and strategies of Natus. These forward looking statements include, but are not limited to, statements regarding bringing operating expenses in line with revenues, support of Natus’ core business strategy, future profitability and timing thereof, reduction in future operating costs and the magnitude of the reduction, charges relating to cost reduction initiatives, reduction in costs related to outside consultants and other discretionary expenses, streamlining of operations, the impact of cost reduction initiatives on ALGO newborn hearing screener sales, customer service functions and product development programs, effectiveness of the cost reduction measures, Natus’ future international and domestic sales opportunities, operating costs or expenses, expected savings from cost reduction initiatives or otherwise, and anticipated revenues, losses and bottom–line results in fiscal 2002 and 2003. These statements relate to future events or Natus’ future financial performance or results and involve known and unknown risks, uncertainties and other factors that may cause Natus’ actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you will be able to identify forward-looking statements by terminology such as “anticipates,” “intends,” “may,” “believe,” “should,” “plan,” “will,” “offer,” “expects,” “potential,” “continue” or the negative or derivatives of these terms or other comparable terminology. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results will meet expectations. Natus’ operating results could differ materially due to a number of factors, including Natus’ ability to implement cost-reductions, the continued growth of demand (or absence of continued growth of demand) for newborn screening products, acceptance of Natus’ existing products, the successful development, introduction and widespread market acceptance of Natus’ new products and domestic and global economic conditions.

For additional information and considerations regarding the risks faced by Natus, see the Company’s periodic reports on Forms 10-Q and 10-K filed and to be filed with the SEC. Natus cannot guarantee future results, levels of activity, performance or achievements. In addition, historical information should not be considered a predictor of future performance. Moreover, neither Natus nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Natus disclaims any obligation to update information contained in any forward-looking statement.

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